Exhibit 99.1
International Wire Group, Inc. Acquires High Performance Conductors Unit from Phelps Dodge Corporation
Camden, N.Y. – April 4, 2006 — International Wire Group, Inc. (ITWG.PK) announced today that it has acquired Phelps Dodge High Performance Conductors of SC & GA, Inc. from Phelps Dodge Corporation (“PD”). In connection with the closing of the transaction, Phelps Dodge High Performance Conductors of SC & GA, Inc. changed its name to IWG High Performance Conductors, Inc. (“HPC”). Under the terms of the acquisition, completed March 31, 2006, International Wire Group, Inc. (“IWG”) acquired all of the outstanding common stock of HPC for $42 million plus a working capital adjustment estimated at closing to be $2 million. Additionally, IWG purchased the copper inventory held on consignment by HPC from PD for approximately $5 million. IWG has also agreed to a contingency payment of up to $3 million based on HPC’s 2006 Earnings Before Interest, Taxes, Depreciation and Amortization.
HPC is a manufacturer of specialty high-performance conductors for aerospace, medical, automotive, computer, telecommunications, mass transportation, geophysical and electronics markets. HPC has manufacturing operations in Inman, South Carolina and Trenton, Georgia. For the fiscal year ended December 31, 2005, HPC’s unaudited sales were $85.5 million.
Mark Holdsworth, Chairman of the Board of Directors of IWG, stated, “ Our previously announced exit of the insulated wire business is proceeding apace and the HPC acquisition is the right strategic move for the Company. The longer term trends supporting the need for conductor wire for the aerospace and medical equipment market segments are particularly compelling. We also are quite pleased with the successful execution by Rod Kent and his management team of these two significant initiatives as part of our overall strategy for IWG.”
Rodney D. Kent, Chief Executive Officer, added, “We are extremely pleased to make this strategically important acquisition and increase our bare wire business as we exit the insulated wire market. This acquisition expands our product offerings into silver and nickel plated products and allows us to sell into new markets, including aerospace and medical.”
IWG funded the acquisition with borrowings under its revolving credit facility. Additionally, on March 31, 2006, IWG increased its senior revolving credit facility by $20 million, and the revolving credit facility now provides for up to $130 million subject to borrowing base availability. After funding the acquisition on March 31, 2006, the outstanding balance on IWG senior revolving credit facility was approximately $44 million excluding the copper payment of approximately $5 million due in two installments in May and June 2006.
IWG manufactures and markets wire products, including bare and tin-plated copper wire and insulated copper wire products, for other wire suppliers and original equipment manufacturers or “OEMs”. IWG’s products include a broad spectrum of copper wire configurations and gauges with a variety of electrical and conductive characteristics and are utilized by a wide variety of customers primarily in the appliance, automotive, electronics and data communications, and industrial/energy industries. IWG manufactures and distributes its products at 17 facilities located in the United States, Mexico, France, Italy and the Philippines.
Forward-Looking Information is Subject to Risk and Uncertainty
Certain statements in this report may constitute “forward-looking” statements within the meaning of the Private Litigation Reform Act of 1995. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. IWG’s actual results and future trends may differ materially depending on a variety of factors, including the continued operation, viability and growth of customers, production rate increases and decreases, acquisition and divestiture plans, and other cost-reduction and productivity efforts; failure of acquisition and expansion plans to perform as expected; performance issues with key suppliers, subcontractors and customers; global trade policies; worldwide political stability; domestic and international economic conditions; competition; price escalation including the price of copper and copper premiums; cancellations in customer orders and changes in demand; loss of a significant customer; loss of key employees or deterioration in the relationship with out employees; our substantial indebtedness; legal and investigatory proceedings; actions by governmental regulators; and other economic, political and technological risks and uncertainties. For further information about IWG’s principal risks and uncertainties, see IWG’s Form 10-K and other filings with the Securities and Exchange Commission.
Contact:
International Wire Group, Inc.
Glenn J. Holler
Senior Vice President and CFO
314-719-1000
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